Exhibit 99.1

Contact:

Media	Investors
Tom Kline, 269/923-3738	Larry Venturelli, 269/923-4678
Thomas_e_kline@whirlpool.com	larry_m_venturelli@whirlpool.com

WHIRLPOOL CORPORATION PROPOSES TO ACQUIRE

MAYTAG CORPORATION FOR $17 PER SHARE

Transaction Provides Maytag Shareholders With 21% Premium

Over Current Merger Agreement

Benton Harbor, Mich., July 17, 2005 – Whirlpool Corporation (NYSE: WHR) today announced that it has made a proposal to acquire Maytag Corporation (NYSE: MYG) for $17 per Maytag share. The total value of the proposal represents a 21% premium over the price offered by Triton Acquisition Holding in their current agreement with Maytag. This transaction is valued at $2.3 billion in cash and stock (based on assumed debt of $969 million). Whirlpool’s proposal is subject to the satisfactory completion of due diligence and negotiation of a mutually acceptable definitive merger agreement.

“This transaction will provide Maytag shareholders with superior value compared to the current offer,” said Jeff M. Fettig, Whirlpool’s chairman, president and CEO. “Equally important, the combination fits Whirlpool’s strategy and capabilities, will create strong value for our shareholders and provide direct benefits to consumers and trade customers.”

Text of the proposal letter delivered to the CEO and Chairman of the Special Committee of Maytag is included at the end of this press release.

Whirlpool is being advised by Greenhill & Company, Weil Gotshal & Manges, and The Boston Consulting Group.

Whirlpool also announced that, based on its assessment of the current environment, it continues to expect full-year 2005 earnings per share of $5.90 to $6.10, cash provided by operating activities of approximately $860 million, and free cash flow in the $250 to $300 million range (see table below).

The company has scheduled a conference call to discuss the Maytag proposal with members of the financial community at 11:00 a.m. (EDT) on Monday, July 18.

Individuals who would like to participate in the Maytag proposal conference call should call (877) 502-9274 and use confirmation code 6451879. International participants should call (913) 981-5584 and use confirmation code 6451879.

Whirlpool will be discussing its second quarter results as expected during its previously scheduled conference call on Thursday, July 21 at 10:00 a.m. (EDT).

The table below reconciles cash provided by operating activities as prepared in accordance with accounting principles generally accepted in the United States to free cash flow. Management believes this comparison of free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the Company’s calculations. Free cash flow is cash provided by operating activities after capital expenditures, proceeds from the sale of fixed assets and dividends paid.

(millions of dollars)

2005 Projection (1)
Cash provided by operating activities	862
Capital expenditures	(500)-(550)
Proceeds from sale of fixed assets	50
Dividends paid	(112)

Free cash flow	$250 - $300

Note (1): Amounts for 2005 included in the table above are projections. Such projections are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of the company and significant economic, competitive and other uncertainties and contingencies.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $13 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries.

Additional information:

This material may contain forward-looking statements that speak only as of this date. The company disclaims any obligation to update such information. Forward-looking statements include, but are not limited to, statements regarding expected earnings per share and cash flow for the full year 2005. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. A discussion of certain factors that could cause results to differ materially from those anticipated is found in the company’s most recently filed Form 10-Q or Form 10-K. Other recent factors are whether the company’s proposal to acquire Maytag Corporation will be successful and, if the acquisition is completed, whether the expected benefits will be realized.

This material is not a substitute for the prospectus/proxy statement Whirlpool and Maytag would file with the Securities and Exchange Commission if a definitive agreement with Maytag is reached. Investors are urged to read any such prospectus/proxy statement, when available, which would contain important information. The prospectus/proxy statement would be, and other documents filed by Whirlpool and Maytag with the Securities and Exchange Commission are, available free of charge at the SEC’s website (www.sec.gov) or from Whirlpool by directing a request to Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, MI 49022-2692, Attention: Larry Venturelli, Investor Relations.

Whirlpool is not currently engaged in a solicitation of proxies from the stockholders of Maytag in connection with Whirlpool’s proposed acquisition of Maytag. If a proxy solicitation commences, Whirlpool, Maytag and their respective directors, executive officers, and other employees may be deemed to be participants in such solicitation. Information about Whirlpool’s directors and executive officers is available in Whirlpool’s proxy statement, dated March 18, 2005, for its 2005 annual meeting of stockholders. Additional information about the interests of potential participants will be included in the prospectus/proxy statement Whirlpool and Maytag would file if a definitive agreement with Maytag is reached.

ADMINISTRATIVE CENTER• BENTON HARBOR, MICHIGAN 49022-2692

JEFF M. FETTIG

CHAIRMAN OF THE BOARD,

PRESIDENT AND

CHIEF EXECUTIVE OFFICER

July 17, 2005

Mr. Ralph F. Hake

Chairman & CEO

Mr. Howard L. Clark, Jr.

Chairman, Special Committee of the Board of Directors

Maytag Corporation

403 West Fourth Street

Newton, IA 50208

Dear Messrs. Hake and Clark:

We are pleased to submit a proposal to acquire Maytag in a transaction that will provide your shareholders substantially greater value than your pending sale to the private equity consortium known as Triton. As you will appreciate, our proposal is based solely on our review of publicly available information about Maytag.

We are proposing to acquire all of Maytag’s outstanding shares by means of a merger providing Maytag shareholders consideration valued at $17 per Maytag share, of which at least 50% would be paid in cash and the balance in shares of Whirlpool common stock.

Our proposal is demonstrably superior to Triton’s, both financially and strategically. It will provide the immediate opportunity for your shareholders to realize substantially greater value for their shares — a 21% premium over the Triton price. Moreover, your shareholders will have the opportunity to realize greater long-term value through the truly unique attributes of a Whirlpool-Maytag combination.

As you know, we operate in a highly competitive marketplace where trade customers and consumers have a large and growing choice of brands, products and suppliers, including a growing number of foreign appliance companies. Together we can achieve substantial efficiencies that will deliver cost savings, increased innovation and better asset utilization. With these efficiencies, and Whirlpool’s track record of — and commitment to — investing in innovation, quality and customer service, our combined company will be well positioned to offer great value to consumers and to trade customers. And as part of Whirlpool, we can ensure that Maytag remains a trusted brand for years to come.

Our proposal represents a “Company Takeover Proposal” that clearly meets the standards set forth in Section 5.02(c) of the existing merger agreement. First, it is more favorable to Maytag shareholders from a financial point of view than the pending sale. Second, it is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of the proposal. Accordingly, it allows Maytag to provide us with due diligence and to participate in negotiations and discussions with us.

Our proposal is subject to our satisfactory completion of due diligence and negotiation of a mutually acceptable definitive agreement. The August 19, 2005 date you just set for your shareholders meeting compels both of us to work to achieve a definitive agreement prior to that date. In this regard, we are prepared to execute a confidentiality agreement on the terms required by Section 5.02(c). We and our legal advisor, Weil Gotshal & Manges, our financial advisor, Greenhill & Co., and our business consultant, The Boston Consulting Group, are ready to immediately review the due diligence information you have provided to Triton and are currently providing to the Haier America consortium. We and our advisors also are ready to immediately negotiate a definitive merger agreement with you. We anticipate that our agreement will be based substantially on your existing merger agreement with Triton.

Our understanding is that, because of the notice provisions of your agreement with Triton, we must be in a position to submit our firm offer no later than August 9, 2005 so that you will be in a position to terminate the agreement with Triton and enter into the superior merger agreement with Whirlpool prior to your shareholders meeting. We are prepared to meet this deadline. However, as each day forward is critically important to our doing so, your board must take action to permit us to begin our due diligence immediately.

We trust you and Maytag’s other directors will respond immediately and positively to our proposal. We look forward to working with you to achieve what will be a compelling transaction for the shareholders and customers of our two companies.

Very truly yours,

/s/
Jeff M. Fettig
Chairman, President & CEO

cc:	The Board of Directors
Maytag Corporation